Exhibit 99.1
[Logo]

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com

                                                                    NEWS RELEASE

Level 3 contacts:

Media:            Josh Howell                      Investors:        Robin Grey
                  720-888-2517                                     720-888-2518



                      Level 3 to Acquire Corporate Software

           Leading Distributor of Business Software Had 2001 Revenues
                          of Approximately $1.1 Billion

                  Acquisition Strengthens Level 3's Position in
                          Information Services Industry


BROOMFIELD, Colo., February 25, 2002 -- Level 3 Communications, Inc. (Nasdaq:LVLT) today announced it has signed a definitive agreement to acquire CorpSoft, Inc., a major distributor, marketer and reseller of business software, which conducts its business under the name Corporate Software.

Level 3 will pay approximately $89 million in cash to acquire the equity of Corporate Software. At the time of closing, it is anticipated that Corporate Software will have debt obligations, net of cash, of approximately $50 million. The privately held company had 2001 revenues of approximately $1.1 billion. Corporate Software had 2001 EBITDA of approximately $18 million, excluding stock-based compensation expense, one-time restructuring charges and other non-recurring employee costs.

Based in Norwood, MA, Corporate Software is an industry leader in the field of software marketing, procurement and license management. It is a leading distributor of software products from Microsoft, IBM/Lotus, Novell, Sun Microsystems, Computer Associates, Symantec and 200 other software publishers, and serves more than 5,000 business customers in 128 countries. Corporate Software counts half the Fortune 500 among its existing customer base.

"This transaction affords a number of distinct advantages to Level 3," said James Q. Crowe, Level 3's chief executive officer of Level 3. "Through our
(i)Structure subsidiary, Level 3 already provides a variety of information technology services to major companies operating in North America. This acquisition will enable (i)Structure to attain scale and to leverage Corporate Software's customer base, worldwide presence and IT professional relationships as it expands its portfolio of services.

"Under Level 3's ownership, Corporate Software will continue to deliver the same high-quality products and services that it currently offers the marketplace, and will leverage its new relationship with us to expand its value proposition to existing and new customers. We also believe that the nature of software distribution will evolve now that broadband communication services are widely available."

Paul Bazley, vice president of U.S. Enterprise and Partner Sales at Microsoft, said, "We are fully supportive of this transaction. Microsoft and Level 3 share a common view on the direction of the broadband and the software distribution industries, and we believe our interests are closely aligned. We value our relationships with both Corporate Software and Level 3 and look forward to working with them in the future."

Commenting further on the transaction, Crowe noted the reputation Corporate Software has built over the years. "Since 1983, Corporate Software has built a global reputation for excellence, the best evidence of which is its impressive list of multi-national customers. We want to capitalize on the knowledge and experience the team at Corporate Software has gained over almost two decades in the software, license procurement, management and distribution business."

Howard Diamond, chairman and chief executive of Corporate Software, commented on the continuing convergence of the broadband and software distribution industries. "For the past few years, the trend in software distribution has been to migrate away from physical distribution via disks or CD-ROMs toward distribution over broadband networks. We believe that the cost structure and operational capabilities of the Level 3 network will prove to be significant advantages to Corporate Software as it expands its software distribution business. Equally important, it will enable us to continue fulfilling our mission of making it exceedingly easy for customers to do business with us around the world, by enhancing our customers' ability to cost-effectively and quickly obtain software."

Corporate Software, which employs approximately 800 people worldwide, will continue to be headquartered in Norwood. The company's existing management team will remain in place after the transaction closes.

The transaction is subject to governmental clearance and customary closing conditions and is expected to close by the end of the first quarter.

Level 3 will hold an investor conference call to discuss the transaction and to provide a financial update at 11 a.m. eastern time today. The dial-in numbers are (651) 291-0900 and (612) 338-1917. Additionally, the conference call will be webcast on Level 3's website, www.Level3.com. A replay of the conference call will be available until Wednesday, February 27, 2002 at (320) 365-3844, access code 629107, as well as on Level 3s web site, www.Level3.com.

About Corporate Software

Corporate Software is a global leader in improving the way companies acquire, implement and manage software technology. Founded in 1983, Corporate Software delivers a full-service offering that helps more than 5,000 customers in 128 countries achieve maximum return on their software investments through dedicated software licensing experts, comprehensive procurement and license management tools, and product selection consultation on business-critical software, including desktop, storage, security, infrastructure and data management. Corporate Software's industry recognition includes rankings in Software Magazine's and VARBusiness' lists of the worlds foremost software and services providers. Based in Norwood, MA, Corporate Softwares annual worldwide revenues exceed $1 billion. For more information, visit www.corpsoft.com.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industrys first Softswitch based services. Its Web address is www.Level3.com.

Corporate Software is a registered trademark of CorpSoft, Inc.

Forward Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.



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